UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

October 2, 2006

MONOLITHIC POWER SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51026	77-0466789
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

983 University Avenue, Building A

Los Gatos, California 95032

(Address of principal executive offices) (Zip Code)

(408) 357-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 2, 2006, the Company entered into an employment agreement with Ms. Adriana Chiocchi as Chief Legal Officer (CLO) and Corporate Secretary and as a Section 16 Officer under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Ms. Chiocchi shall be paid a base salary of $225,000 per year and shall participate in the Company bonus plan for which Ms. Chiocchi’s bonus will be payable upon achievement of personal and company specific performance objectives established by the Board, CEO or the Compensation Committee of the Board. For the first year only, in no event will the minimum paid bonus be less than 20% of base salary or $45,000. The Company also committed to grant Ms. Chiocchi stock options to purchase 150,000 shares of the Company’s common stock. The shares underlying the option vest at the rate of twenty-five percent (25%) on the date one year after October 2, 2006 and an additional 1/48th each month thereafter, subject to Ms. Chiocchi’s continued service on the applicable vesting date. The option is subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan and the respective grant agreements.

In connection with the employment of Ms. Chiocchi, the Company entered into an indemnification agreement with Ms. Chiocchi, the terms of which are identical in all material respects to the form of indemnification agreement that the Company has previously entered into with each of its executive officers and directors, which was filed with the SEC as Exhibit 10.4 of the Company’s Form S-1 Registration filed on November 15, 2004.

A copy of the employment agreement between the Company and Ms. Chiocchi dated October 2, 2006 is attached to this Current Report as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between the Company and Ms. Adriana Chiocchi, dated October 2, 2006

99.1	Press release dated October 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 4, 2006	By:	/s/ C. Richard Neely, Jr.
C. Richard Neely, Jr.
Chief Financial Officer
(Principal Financial and Accounting Officer
and Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between the Company and Ms. Adriana Chiocchi, dated October 2, 2006

99.1	Press release dated October 4, 2006